Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)

Regency Centers, L.P.
Regency Centers Corporation
(Exact name of Registrant as specified in its charter)
Table 1: Newly Registered Securities

	Issuer	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Recency Centers, L.P.	Debt	5.100% Notes due 2035	457(o) and 457(r)	$325,000,000	—	$324,392,250	0.0001476	$47,881 (1)
	Recency Centers Corporation	Debt	Guarantee of 5.100% Notes due 2035 (2)	457(n)	—	—	—	—	—
		Total Offering Amounts					$324,392,250		$47,881
		Total Fees Previously Paid							—
		Total Fee Offsets							—
		Net Fee Due							$47,881

(1)
The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Filing Fee” table in the registrants’ Registration Statements on Form
S-3
(Nos.
333-270763
and
333-270763-01),
in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	No separate consideration will be received for the guarantee. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantee being registered hereby.